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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549
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                                    FORM 11-K

                                  ANNUAL REPORT

                           Commission File No. 0-9899
                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934

               For the Plan's fiscal year ended DECEMBER 31, 1998

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         A.       Full title of the plan and the address of the plan, if
                  different from that of the issuer named below:

                          MEDICAL GRAPHICS CORPORATION
                               401(k) SAVINGS PLAN

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          Medical Graphics Corporation
                              350 Oak Grove Parkway
                           Saint Paul, Minnesota 55127






This Form 11-K consists of 16 pages (including exhibits). The index to exhibits is set forth on page 3.


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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees of the Medical Graphics Corporation 401(k) Savings Plan have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 12, 1999                      MEDICAL GRAPHICS CORPORATION 401(k)
                                           SAVINGS PLAN



                                            By         /s/ DALE H. JOHNSON
                                              --------------------------------
                                                        Dale H. Johnson
                                                        Trustee


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                                INDEX TO EXHIBITS


EXHIBIT NUMBER                      DESCRIPTION                             PAGE

    23.1     Consent of Independent Auditors - Deloitte & Touche              4
             LLP

     99      Financial Statements                                             5

                 Independent Auditors' Report of Deloitte & Touche            6
                 LLP

                 Medical Graphics 401(k) Savings Plan Financial               7
                 Statements for the Years Ended December 31, 1998
                 and 1997

                 Supplemental Schedules for the Year Ended                   14
                 December 31, 1998

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